STATEMENT ON SCHEDULE 13D


Item 1. Security and Issuer

   The class of equity securities to which this Statement on Schedule 13D relates is the common stock, par value $.10 per share (the "Common Stock"), of First of Michigan Capital Corporation, a Delaware corporation whose principal executive offices are located at 100 Renaissance Center, Detroit, Michigan 48243.

Item 2. Identity and Background

   (a)-(c)     Name, Business Address and Principal Occupation or Employment

   The 1888 Limited Partnership (the "Partnership") is a Connecticut limited partnership with a principal office and place of business in care of Day, Berry & Howard, One Canterbury Green, Stamford, CT 06901. Its business is
(1) to manage the shares of Common Stock of First of Michigan Capital Corporation contributed by the partners (defined below), (2) to invest in one or more assets of any type, and (3) all such other business incidental to, and not inconsistent with, the purposes set forth above.

   Craig P. Baker is a general and a limited partner of the Partnership. He is an investor and has an address of Suite 2750, 100 Renaissance Center, Detroit, Michigan 48243.

   Louis C. Baker is a general and a limited partner of the Partnership. He is an investor and has an address of Suite 2750, 100 Renaissance Center, Detroit, Michigan 48243.

   Paxton Mendelssohn, II is a general and a limited partner of the Partnership. He is an investor and has an address of Suite 2750, 100 Renaissance Center, Detroit, Michigan 48243.

   Messrs. Baker and Mr. Mendelssohn are hereinafter collectively referred to as the Partners.

   (d)  Criminal Proceedings

   During the past five years, neither the Partnership nor the Partners have been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors).

   (e)  Civil Proceedings

   During the past five years, neither the Partnership nor the Partners have been a party to a civil proceeding involving alleged violations of federal or state securities laws of a judicial or an administrative body of competent jurisdiction or have, as a result of any such proceeding, been subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   (f)  Citizenship

   Each of the Partners of the Partnership is a citizen of the United States
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of America.

Item 3. Source and Amount of Funds or Other Consideration

   In accordance with the Agreement of Limited Partnership of 1888 Limited Partnership dated as of September 14, 1995 by and among the Partners (the "Agreement"), the Partners collectively have contributed and transferred 657,564 shares of Common Stock of First of Michigan Capital Corporation to the Partnership. The certificates for such shares were submitted for transfer on October 3, 1995. In consideration of such contribution and transfer, each of the Partners received a general and a limited partnership interest in the Partnership and all rights incident to such interests as enumerated in the Agreement.

Item 4. Purpose of Transaction

   The purpose of the transaction is to enable the Partnership (a) to acquire, hold, vote, manage, transfer, sell and otherwise deal with the shares of Common Stock of First of Michigan Capital Corporation (the "Stock") contributed by the Partners, together with any other stock obtained by the Partnership, (b) to invest in one or more assets of any type, including, without limitation, purchasing, selling and otherwise dealing with such investments, and (c) to conduct all such other business incidental to and not inconsistent with the general purposes set forth in (a) and (b) above.

Item 5.(a)-(b)    Interest in Securities of the Issuer

            Number of
            Shares                     Shared  Sole         Shared
Reporting   Beneficially  Sole Voting  Voting  Dispositive  Dispositive  Percent
Person      Owned         Power        Power   Power        Power        Owner
--------    ------------  -----------  ------  -----------  -----------  -----
The
Partnership 657,564       657,564      0       657,564      0            23.3%

   (c) No transactions involving the reporting person have occured during the past sixty days except as described in Item 3 above.

   (d)  Not applicable.

   (e)  Not applicable.

Item 6. Contracts, Arrangements, Understandings, or Relationships With Respect to Securities of the Issuer

   Other than the Agreement, the reporting person knows of no contracts, arrangements, understandings or relationships (legal or otherwise) between such person and any other person with respect to any securities of First of Michigan Capital Corporation, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.



Item 7. Materials to be Filed as Exhibits

   The Agreement of Limited Partnership of 1888 Limited Partnership, dated as of September 14, 1995, by and among the Partners.
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                                  SIGNATURE


   After reasonable inquiry and to the best of its knowledge and belief, the reporting person certifies that the information set forth in the Statement is true, complete and correct.

Dated:  October 5, 1995


                                      1888 LIMITED PARTNERSHIP


                                      By: /s/ Craig P. Baker

                                      Craig P. Baker, its General Partner



                                      By: /s/ Louis C. Baker

                                      Louis C. Baker, its General Partner



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